UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

Value Add Growth REIT IV, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: ____________

Delaware	88-3116249
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

750 B Street Suite 1930 San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

(858) 430-8528

Issuer’s telephone number, including area code

Class A Investor Shares

(Title of each class of securities issued pursuant to Regulation A)

i

In this Annual Report, the terms “we,” “us,” and “the Company” refers to Value Add Growth REIT IV, LLC, a Delaware limited liability company;“Manager” refers to DF Manager, LLC, a Delaware limited liability company; and “Sponsor” refers to DiversyFund, Inc., a Delaware corporation.

Caution Regarding Forward-Looking Statements

This Annual Report and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Annual Report are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections regarding its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Annual Report and any documents incorporated by reference herein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Annual Report, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statements made in this Annual Report or any documents incorporated by reference herein or therein are accurate only as of the date of this Annual Report. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements for any reason after the date of this Annual Report, whether as a result of new information, future developments or otherwise, or to conform these statements to actual results or to changes in our expectations.

Given the risks and uncertainties, you should not place undue reliance on any forward-looking statements.

ii

Item 1. Business

Overview

The Company was formed to invest in real estate projects and assets across the United States. The Company focuses primarily on multifamily value- add properties but also looks for opportunities across other commercial real estate sectors, including industrial projects, data centers, self-storage, and medical office projects. The Company may also seek to identify existing projects that have become distressed as a result of the COVID-19 pandemic and economic policies, including the rapid rise in interest rates, that were undertaken to address the pandemic’s economic fallout.

Investments Through Other Entities

Sometimes the Company may own real estate directly. Most of the time, however, the investments made by the Company are through other entities (“Project Entities”). For example, when the Company invests in a multi-family property, the property will likely be owned by a different entity such as a limited partnership or a limited liability company. Typically, Project Entities are controlled by the Sponsor or another entity controlled by the Sponsor. However, if the Company does not control the Project Entity itself then it retains control rights, meaning the Company’s consent is required to certain major actions taken by the Project Entity, such as the sale or refinancing of its real estate and the replacement of its manager or general partner.

LLC Agreement

The Company is governed by a Limited Liability Company Agreement dated July 5, 2022, which we refer to as the “LLC Agreement” or “operating agreement”. A copy of the LLC Agreement is filed as an exhibit to the Company’s Offering Statement and is incorporated by reference in this Annual Report.

Management

The Company is managed by DF Manager, LLC, a Delaware limited liability company, which we refer to as “Manager”. The Manager is an affiliate of DiversyFund, Inc., a Delaware corporation and a real estate developer, which we refer to as the “Sponsor.” The Sponsor owns and operates the DiversyFund Platform at www.DiversyFund.com (the “Site”), where it seeks funding for its real estate projects and allows investors to hold interests in real estate opportunities that have been historically difficult to access for most investors. The Manager has the authority to make all decisions regarding our business, subject to the limitations in our operating agreement. The Sponsor also provides asset management, marketing, investor relations and other administrative services on our behalf. Accordingly, the Company does not have any employees nor does it currently intend to hire any employees who will be compensated directly by us.

Investment Strategy

The Company seeks to invest in a diversified portfolio of predominantly multifamily value add real estate assets throughout the United States.

Specifically, we intend to invest primarily in multifamily value-add projects in markets that exhibit a trend of strong population and job growth and other favorable local market conditions. The value-add investment strategy entails (i) buying a project that in many instances is already stabilized and creating cash flow, (ii) implementing a capital expenditure program where we renovate both the interior units and the exterior of the property over a 18 to 36 month period, and (iii) improving the overall management of the property to decrease operating expenses and increase occupancy. We expect these renovations will allow us to charge tenants a higher rent and therefore “add value” to the asset by increasing cash flow and the property’s overall market value based on the higher net operating income.

We expect that once the Company has raised $75 million of equity capital, at least 50% of such capital will have been invested in projects of this kind.

In addition, the Company may build or invest in distressed properties and in new multifamily projects where it believes it can expect a significant profit and may also lend money to real estate projects to generate current yield.

The Multifamily Real Estate Market

Historically, the multifamily market has been driven by favorable supply/demand fundamentals, including (i) a limited number of new units coming onto the market; (ii) the demographic often referred to as “echo boomers,” (iii) an increase in the number of immigrants; and (iv) tighter lending guidelines leading to lower rates of home ownership.

The onset of the global COVID-19 pandemic interrupted some of these positive fundamentals, causing the multifamily housing market to experience more market turbulence than in recent years. While many of the direct impacts of the COVID-19 pandemic eased, the longer-term macroeconomic effects on global supply chains, inflation, interest rates, labor shortages and wage increases continue to impact many industries including ours. In particular, the increase in inflation led to a rapid rise in interest rates not seen in decades. This sort of inflation, which impacted the cost of essential goods such as food and transportation, is also the type of inflation that will likely hit our tenants the hardest.

The rise in inflation rates caused the Federal Reserve to raise interest rates repeatedly, which created further uncertainty for the economy in general and for the multifamily market in particular. Increases in interest rates adversely affect our ability to obtain financing for our investments or to refinance existing loans when the lending term ends. At the same time higher interest rates may tend to push would-be home buyers into rentals, increasing demand in some regions for multifamily properties.

We remain optimistic about the medium- to long-term outlook of the multifamily market and believe the current market still presents investment opportunities. The number of new units coming onto the market remains unequal to ever-increasing demand for housing, particularly in certain regions of the country where a significant portion of the population decamped during and after the pandemic. Homebuilders have long struggled to match demand for new housing and recent interest rate growth puts increasing pressure on the residential construction industry. Second, the rapid rise in interest rates has led to tighter credit markets and increased credit standards for banks originating new loans, augmenting the pool of persons interested in multi-family housing. These factors have combined to reduce the pool of persons available to purchase single-family homes and increase the demand for multi-family housing, although this demand has not been spread evenly across the country. Finally, the recent years’ substantial jump in immigration has also added to demand for more multi-family housing.

The Commercial Real Estate Market

The commercial real estate market, of which multifamily real estate is one subsector, has experienced extraordinary market challenges in many locations throughout the United States, particularly in the largest cities which saw the steepest increase in demand leading up to the pandemic years. While retail, hospitality and office assets continue to experience significant vacancies, we expect the multifamily market in many markets will remain relatively stable given the overall housing shortage.

The Distressed Real Estate Market

In 2022 we began to see signs of distressed assets in the market, which may allow for the potential to purchase assets at a significant discount. We monitor certain markets for opportunities to invest in distressed assets and may seek to take advantage of these opportunities where we are able to negotiate a purchase price that represents a short term discount to true market value.

Due Diligence

When the Company identifies a location or a potential property, it typically signs a contract and places an escrow deposit to be held with the designated escrow agent. The Company then conducts extensive due diligence, including physical site inspections, environmental studies, a review of applicable zoning and land use restrictions, title reports, a review of leases, a review of the revenues and expenses from the property and a study of local market conditions.

Based on its due diligence, the Company determines whether to move forward with acquisition of the property.

Evaluating Alternatives

During the initial 12-36 months of owning and managing a property, the Company analyzes market conditions and decides whether the property should be maintained, refinanced, restructured (i.e., condominium conversion) or quickly resold.

Real Estate Investment Life Cycle

The life cycle of a real estate project varies on an individual property basis, but generally all projects experience periods of development or renovation, stabilization, and decline. A major component of successful real estate investing is timing the cycle – in effect, buying low, selling high. The Company pays close attention to ongoing market cycles (including changes in macroeconomic factors such as rising inflation and higher interest rates) in an effort to maximize returns to investors and, given current market conditions, we believe we will be well-positioned to capitalize on the natural ebbs and flows of the real estate investment life cycle.

Competitive Landscape

The Company faces significant competition for multifamily projects from developers, investment companies, private equity funds, other REITS, and private investors. The U.S. real estate market as a whole has historically experienced heavy demand and limited supply, with many developers, investors and other parties competing for properties. This largely remained true through 2023, although higher inflation rates and outsized economic fallout on certain industries with greater numbers of multifamily tenants may have impacted demand to some extent. With the economy showing continuing signs of underlying strength even in the face of higher inflation and interest rates, we believe demand will rebound to at least pre-pandemic levels and possibly even higher. At the same time, the accompanying tightening of credit markets is likely to decrease the amount of capital to finance such purchases.

Accordingly, we believe the real estate market favors large institutional investors and others with significant cash on hand or access to alternative financing methods. We may be at a disadvantage to some such competitors who have greater capital resources than we do, including cash-on-hand or access to alternative financing methods. Still, we believe that these larger competitors will focus on more expensive and larger properties, a market that typically involves individual and smaller institutional buyers rather than large institutions. Given our value-added focus to property acquisition and management and the relative inefficiencies in this segment, we believe the Company is well positioned to take advantage of these conditions to return real value to both our tenants and our investors.

Term of the Company

The LLC Agreement provides for a five-year term with the option of up to two additional one-year extensions at the discretion of the Manager.

To wind down the Company, the Manager will seek to generate liquidity for investors and realize any gains in the value of our investments by selling or refinancing our properties and returning capital to investors on an orderly basis. Sales and refinancing will be subject to prevailing market conditions and there is no guarantee that we will be successful in executing any such liquidity transactions on terms favorable to the Company and Investors, or that we will be able to do so within the time frame we have anticipated.

SEC Investigation and Shareholder Litigation

An affiliate of the Company was a respondent in an administrative proceeding with the SEC in November 2021, when the SEC began an investigation of DF Growth REIT II, LLC (“REIT II”), and in January 2022, when the SEC suspended REIT II’s offering. The SEC alleged two violations (failure to begin the offering within two calendar days of qualification and use of an offering circular supplement instead of a post-qualification amendment to increase the maximum offering amount from $50 million to $75 million) and three types of misleading statements on REIT II’s Sponsor’s website (related to the affiliation of DF Growth REIT, LLC with REIT II, to how much capital REI TII needed to raise from investors and to the fees charged to REIT II by the Sponsor). None of the SEC’s allegations involved financial or accounting misconduct or wrongdoing. On June 9, 2023, the administrative proceeding was settled when REIT II and the SEC agreed to a settled order that permanently suspended REIT II’s exemption under Regulation A. REIT II was not required to pay any fines or penalties. On August 10, 2023, the SEC informed REIT II that it was also concluding its investigation and did not intend to recommend any enforcement action against DiversyFund, DF Growth REIT, LLC, the REIT II, DF Manager, or Craig Cecilio and Alan Lewis as principals of DiversyFund, Inc.

In December 2022 attorneys for three shareholders in REIT II brought a putative class action against REIT II; DF Growth REIT, LLC, another affiliate of the Company; DiversyFund, Inc., the Sponsor; and Craig Cecilio and Alan Lewis as principals of DiversyFund, Inc. The suit largely piggybacked on claims raised by the SEC in its inquiry of REIT II. The shareholder action alleges that the named shareholders were misled and seeks compensation for their losses as well as reimbursement of all attorneys’ fees, costs and interest on those fees. In the event of a favorable verdict, California law provides reimbursement of actual economic losses or a right of rescission if no economic loss has been sustained. We engaged defense counsel experienced in defending securities litigation as well as securities class action suits and we intend to defend the company aggressively against these claims which we believe are wholly without merit.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes contained in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. For more information, see “Statements Regarding Forward Looking Information” in this Annual Report. Unless otherwise indicated, the latest results discussed below are as of December 31, 2023.

Critical Accounting Policies

The Company’s accounting policies have been established to conform with U.S. GAAP. The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the consolidated financial statements.

Sources of Operating Revenues and Cash Flows

We expect to generate income primarily through rental operations from our rental real estate properties and from the sale of properties in which we invest.

Operating Results

The Company was formed on July 5, 2022 and began its offering of Class A Investor Shares pursuant to an exemption from registration under Regulation A on September 27, 2023. For the year ended December 31, 2023, the Company had net losses of approximately $57,080.

Revenue and Expenses

General and Administrative Expenses

For the year ended December 31, 2023, we incurred general and administrative expenses of approximately $69,930, which includes auditing and professional fees, bank fees, legal fees, brokerage fees, software and subscription costs, transfer agent fees, and other expenses associated with operating our business.

Our Investments

As of December 31, 2023 the Company had invested a total of $89,000 in equity in a single project managed by our Sponsor, the Azul Luxury Residences in Stuart, Florida.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources include net proceeds from our Offering, cash flow from operations, net proceeds from asset sales, borrowings under credit facilities and other term borrowings. We are seeking to raise up to $75 million of capital in our Offering. As of December 31, 2023, we had raised $214,770 in our Offering and we had approximately $68,690 in cash and cash equivalents.

As of December 31, 2023, we anticipate that cash on hand, future cash flows from operations, and proceeds from asset sales will provide sufficient liquidity to meet future funding commitments and costs of operations.

Regulation A Offering

On September 27, 2023, our Offering Circular (the “Offering Circular”), whereby we sought to raise up to $75,000,000 through the sale of Class A Investor Shares under Regulation A (the “Offering”), was “qualified” by the Securities and Exchange Commission. The Offering Circular is available through the SEC’s EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company.

Outlook and Trend Information

To combat high inflation in 2022 and 2023, the Federal Reserve conducted its steepest series of interest rate hikes ever. As expected, this plan to slow down the economy and remove liquidity from the market through the use of monetary policy also led to a decline in asset values across some sectors.

Although the public markets delivered their best performance since 2019 and public REITs, while positive for the year, returned substantially less than developed equity markets1, we believe that the multifamily market is likely to see a near-term bottom and begin to rebound in the coming 24 months. It is impossible to time any market, of course, but we believe that if our Offering is successful, we will be able to deploy most of the proceeds of the Offering during that period before valuations begin to rise substantially.

Looking ahead, we expect the coming 12-24 months to be challenging for the broader economy with the possibility of economic conditions worsening following the election and markets experiencing a year of volatile performance. Individuals, businesses, and investors may expect a period of generally fluctuating asset values and dramatically increased borrowing costs compared to recent history. Still, we are optimistic and believe that we may be nearing the bottom of the multifamily real estate market cycle, with the next twelve months (as of the date of this filing) presenting compelling investment opportunities.

[1]	BlackRock Investment Institute, “BlackRock Asset Return Map”, https://www.blackrock.com/corporate/insights/blackrock-investment-institute/interactive-charts/return-map. Accessed April 22, 2024

Other Information

Recent Developments

Investments

No new real estate investments were acquired or sold by the Company since December 31, 2023.

Item 3. Directors and Officers

DiversyFund, Inc. is the sole member and manager of DF Manager, LLC. Pursuant to the LLC Agreement, the Manager has full and complete authority, power and discretion to manage and control the business, affairs and property of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The Management Agreement is filed as an exhibit to the Company’s Offering Statement and incorporated by reference in this Annual Report.

The Company does not employ any employees except through the Manager.

Executive Officers of the Manager

Name	Position	Age	Term of Office	Approx. Hours Per Week
Craig Cecilio	Chief Executive Officer	50	Indefinite	20 Hours
Alan Lewis	Chief Financial Officer	47	Indefinite	20 Hours

Business Experience

Craig Cecilio serves as Chief Executive Officer of the Manager and has served as Chief Executive Officer and Co-Founder of the Sponsor since its inception. Mr. Cecilio has worked in the real estate industry for nearly 23 years. Over the course of his career, Mr. Cecilio has participated in the development of over 1,000 single family and commercial properties as either a joint venture equity partner, lender, or sponsor. Previously, Mr. Cecilio owned a real estate investment business, Coastal California Funding Group, Inc., which underwrote, financed and developed commercial and residential properties principally in California markets such as San Diego, Orange County, Los Angeles and San Francisco, and a loan servicing business. Additionally, Mr. Cecilio founded a real estate debt fund in 2013, which manages a portfolio of mainly real estate-backed bridge loans. In some cases, the fund was used to “pre-fund” some of the Company’s real estate projects. Since 1997, Mr. Cecilio has financed nearly $500 million of real estate assets and has developed and managed over $50 million of commercial and residential property (renovations and ground-up). Mr. Cecilio has a Bachelor of Arts from the University of Colorado at Boulder.

Alan R. Lewis is the Chief Financial Officer of the Manager and has served as Chief Operating Officer and Co-Founder of the Sponsor since its inception. Prior to the launch of the Manager, he was the head of the real estate private equity division of a real estate investment and development firm based in Salt Lake City, Utah, where he oversaw capital raising, deal structuring and development work for multi-family projects and master-planned residential communities. Previously, Mr. Lewis worked for nearly ten years on Wall Street as both an investment banker and a corporate lawyer, most recently as Managing Director of the Investment Banking Division of Brill Securities where Mr. Lewis provided financial advisory and capital raising services for high-growth companies along with real estate and oil and gas projects. Prior to joining Brill Securities in 2010, Mr. Lewis practiced as a corporate attorney at Davis Polk & Wardwell, a Tier 1 ranked Wall Street law firm. His practice included IPOs, mergers and acquisitions, and commercial real estate including the acquisition and refinancing of several Fifth Avenue commercial buildings and acquisitions and portfolio restructurings for a $6 billion real estate private equity fund. Over his career, Mr. Lewis has led transactions totaling over $41 billion. Mr. Lewis has a Bachelor of Arts from Brigham Young University and a Juris Doctor from Columbia Law School.

Ownership of Related Entities

The Sponsor owns 100% of DF Manager, LLC, the Manager of the Company, and Mr. Cecilio and Mr. Lewis own the majority of the Sponsor.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Compensation of Executive Officers

Each of the executive officers of our Manager also serves as an executive officer of the Sponsor. Each of these individuals receives compensation for their services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals manage our day-to-day affairs; oversee the review and selection of investment opportunities; service acquired investments; and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees and reimbursements we pay to our Manager, we do not pay any compensation directly to these individuals.

Compensation of the Manager and Sponsor

Our Manager and our Sponsor receive fees and expense reimbursements for services related to the Offering and for the investment and management of the Company’s assets. The items of compensation are summarized in the table below.

Fees

Type of Fee or Expense	Description and Amount
Organization &Offering Expense Reimbursement	The Company reimburses the Sponsor for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the Offering, including:

●	production of fund formation and legal and disclosure documents;

●	payroll expenses and other software development costs including fees paid to vendors, contractors and consultants related to development and maintenance of a website and smart phone application used to market the Company and to operate the fintech platform for investors;

●	marketing and solicitation expenses including payroll expenses and fees paid to vendors, contractors and consultants;

●	legal and compliance costs including payroll expenses and fees paid to vendors, contractors and consultants;

For the periods ending December 31, 2023, the Company paid $17,280 in organization and offering expense reimbursements to the Sponsor.

Asset Management Fee	The Sponsor may charge the Company an annual asset management fee equal to 0.5% of the capital raised from the sale of Class A Investor Shares. For the period ending December 31, 2023, the Company paid $0 in asset management fees to the Sponsor.

The Sponsor charges each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees).

Acquisition Fee	Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor may be entitled to a similar acquisition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total sale price.

For the period ending December 31, 2023, the Company paid $0 in acquisition fees to the Sponsor.

Property Disposition Fee	Where the Company owns property directly or is the sole owner of a Project Entity, the Sponsor will receive a property disposition fee equal to 1% of the total sale price of each property.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor may be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% disposition fee for direct investment). However, the Company’s share of the fee will not exceed 1% of the Company’s share of the total sale price.

For the period ending December 31, 2023, the Company paid $0 in disposition fees to the Sponsor.

Where the Company owns property directly, or is the sole owner of a Project Entity, the Sponsor will receive a financing fee equal to 1.0% of the amount of each loan placed on a property, whether at the time of acquisition or pursuant to a refinancing. This financing fee will be in addition to any fees paid to third parties, such as mortgage brokers.

Financing Fee	Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar financing fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% financing fee for direct investment). However, the Sponsor’s share of the fee will not exceed 1% of the Company’s share of the loan.

For the period ending December 31, 2023, the Company paid $0 in financing fees to the Sponsor.

The Sponsor may provide construction management services. If so, the Sponsor be entitled to a construction management fee equal to 7.5% of actual construction costs.

Construction Management Fee	For the period ending December 31, 2023, the Company paid $0 in construction management fees to the Sponsor.

If the Sponsor or an affiliate guaranties indebtedness of the Company or a Project Entity, including guaranties of any so-called “bad boy” carveouts, the guarantor will be entitled to a guaranty fee equal to 0.5% of the loan.

Guaranty Fee	For the period ending December 31, 2023, the Company paid $0 in guaranty fees to the Sponsor or any affiliates.

Other Fees	The Company or Project Entities may engage the Sponsor or its affiliates to perform other services. The compensation paid to the Sponsor or its affiliates in each case must be (i) fair to the Company and the Project Entities, (ii) comparable to the compensation that would be paid to an unrelated party, and (iii) disclosed to Investors.

For the period ending December 31, 2023, the Company paid $0 in other fees to the Sponsor.

Timing of Payments of Fees and Expense Reimbursements

The compensation and expense reimbursement paid by the Company to the Manager and the Sponsor during each stage of the Company’s trajectory are as follows:

Stage	Compensation to Manager	Compensation to Sponsor		Amount of Compensation to Sponsor
Organization	None	●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	0.5% of total investment amount of capital raised

Asset Acquisition Stage		●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	0.5% of total investment amount of capital raised

		●	Acquisition Fee	●	1-4% of total asset acquisition cost

		●	Financing Fee	●	1% of total loan value

		●	Guaranty Fee	●	0-0.5% of total loan value

Operation Stage		●	Organization & Offering Expense Reimbursement	●	Up to 10% of total amount of capital raised

		●	Asset Management Fee	●	0.5% of total investment amount of capital raised

		●	Acquisition Fee	●	1-4% of total asset acquisition cost

		●	Financing Fee	●	0-0.5% of total loan value

		●	Guaranty Fee	●	0-7.5% of actual construction costs

		●	Construction Management Fee	●	1% of property sale price

		●	Disposition Fee

Liquidation Stage		●	Disposition Fee	●	1% of property sale price

Promoted Interest

The Sponsor is entitled to share in certain distributions made by the Company, which we refer to as the “Promoted Interest.” The Promoted Interest is paid in three stages: first, after owners of the Class A Investor Shares have received a 7% preferred return on their investment, the Sponsor is entitled to a catchup return equal to approximately 53.85% of the preferred return paid to owners of the Class A Investor Shares; second, after owners of the Class A Investor Shares have received their preferred return and the Sponsor has received its catchup return, the Sponsor is entitled to 35% of the remaining profits until owners of the Class A Investor Shares have received an “internal rate of return” of 12%; and third, after the holders of the Class A Investor Shares have received a 12% preferred return on their investment, the Sponsor is entitled to 50% of the remaining profits.

If the Manager (or other affiliates of our Sponsor) purchase Class A Investor Shares, they will be entitled to their pro rata share of the distributions paid to Investors.

Reports to Investors

The Company files this annual report which provides owners of Class A Investor Shares details of the fees paid to the Sponsor, the Manager and their affiliates.

Clawback

If, upon the liquidation of the Company, the owners of the Class A Investor Shares other than the Manager, the Sponsor, and their affiliates have not received distributions sufficient to return their capital contributions plus a 7% cumulative, non-compounded annual return, the Manager, the Sponsor, and their affiliates will be required to return any distributions (but not fees) they have received from the Company over and above their actual contributed capital, in an amount such that the Company can distribute the shortfall to the owners of the Class A Investor Shares, other than the Manager, the Sponsor, and their affiliates.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the approximate beneficial ownership of our common and Class A Investor shares as of December 31, 2023 for each person or group that holds more than 10% of our common shares, for each executive officer of our Manager and for the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Name of Beneficial Owner

Common Shares

	Shares	Percent of Class
DiversyFund, Inc.* 750 B Street Suite 1930 San Diego, CA. 92101	1,000,000	100%
DF Manager, LLC 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Alan Lewis 750 B Street Suite 1930 San Diego, CA. 92101	0	0%
Craig Cecilio 750 B Street Suite 1930 San Diego, CA. 92101	0	0%

Class A Investor Shares

Beneficial Owner	Number of Shares	Percent of Class
Unrelated Investors	21,477	100%

*	DiversyFund, Inc., the Sponsor, is majority owned and controlled by Mr. Lewis and Mr. Cecilio.

Item 5. Interest of Management and Others in Certain Transactions

The Company has entered into a Management Agreement with the Manager pursuant to which the Manager provides management and asset management services. Under the Management Agreement, the Company pays the Sponsor certain fees as described in “Compensation of the Manager and Sponsor.” The Manager is an affiliate of our Sponsor, DiversyFund, Inc. and therefore the amount of fees and other terms of the Management Agreement were determined among related parties and not at arm’s-length.

The Sponsor, the Manager, Mr. Cecilio, Mr. Lewis, and parties related to them may also invest in the Company by purchasing Class A Investor Shares along with other Investors.

Item 7. Financial Statements

Value Add Growth REIT IV, LLC

Costa Mesa, CA

Tel: 240.270.4721

Independent Auditors’ Report

The Shareholders and Management of

Value Add Growth REIT IV, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the accompanying financial statements of Value Add Growth REIT IV, LLC (a Delaware corporation), which comprise the balance sheet as of December 31, 2023, and the related statements of operations, Member’s equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Value Add Growth REIT IV LLC as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Value Add Growth REIT IV LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company intends to incur additional costs and has disclosed that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, which raise substantial doubt about Value Add Growth REIT IV LLC ’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Value Add Growth REIT IV LLC ’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Value Add Growth REIT IV LLC ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Other Information Included in the Annual Report

Management is responsible for the other information included in the annual report]. The other information comprises the Management’s Discussion and Analysis of Financial Condition and Results of Operations but does not include the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

/s/ Claude Etinoff & Associates LLC

Costa Mesa, CA

May 3, 2024

Value Add Growth REIT IV LLC

Balance Sheet

As of December 31, 2023

ASSETS
Real estate equity investments	$89,000
Cash and cash equivalents	68,690
Other assets	39,026
TOTAL ASSETS	$196,716

LIABILITIES AND EQUITY

LIABILITIES
Accounts payable and accrued expenses	$42,133
Related party payables	20,000
TOTAL LIABILITIES	$62,133

EQUITY

Common Shares: $10. par value;1,000,000 shares authorized; Class A shares $10. par value;19,000,000 shares authorized; 21,477 shares issued and outstanding, net of offering costs as of December 31, 2023	$214,770
Accumulated Deficit	(80,187)
TOTAL EQUITY	$134,583
TOTAL LIABILITIES AND EQUITY	$196,716

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV LLC

Statement of Operations

For the year ended December 31, 2023

EXPENSES
Operating Expenses
Legal	$19,800
Brokerage Fees	20,000
Professional Fees	12,850
Management Fees	17,280
Real Estate Taxes	500
Total Operating Expenses	$70,430
Investing Expenses	9,757
TOTAL EXPENSES	$80,187

NET LOSS	$(80,187)

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV LLC

Statement of Members’ Equity

For the year ended December 31, 2023

	Common Shares		Class A Investor Shares		Accumulated	Total
	Shares	Amount	Shares	Amount	Deficit	Equity
December 31, 2022	1,000,000	$-	-	$-	$-	$-
Proceeds from issuance of Class A Shares	-	-	21,477	214,770	-	-
Distributions declared on Class A Shares	-	-	-	-	-	-
Net Loss	-	-	-	-	-	(80,187)
Balance as of December 31, 2023	1,000,000	$-	21,477	$214,770	$-	(80,187)

The accompanying notes are an integral part of these financial statements.

Value Add Growth REIT IV LLC

Statement of Cash Flows

For the Period January 1, 2023 through December 31, 2023

OPERATING ACTIVITIES
Net Loss		$(80,187)
Decrease in other assets		9,357
Increase in accrued expenses		13,750
Net cash (used in) operating activities		$(57,080)

INVESTING ACTIVITIES	$
Purchase of investments in real estate and improvements to real estate		(89,000)
Net cash used in investing activities		$(89,000)

FINANCING ACTIVITIES
Proceeds from the issuance of Class A shares		$214,770
Paid to investors for dividends		-
Net cash provided by financing activities		$214,770

NET INCREASE IN CASH AND CASH EQUIVALENTS		68,690
Cash and cash equivalents, beginning of period		-
Cash and cash equivalents, end of period		$68,690

Supplemental Disclosures:

Interest: The Company didn’t make any payment of interest in 2023.

Income taxes: The Company didn’t make any payment of income taxes in 2023.

The accompanying notes are an integral part of these financial statements.

Note 1 – Formation and Organization

Value Add Growth REIT IV LLC (the “Company”) is a limited liability company organized on July 5, 2022, under the laws of Delaware. The Company was formed to purchase and invest in certain real estate properties and projects such as multifamily and commercial real estate.

The Company commenced principal operations on September 27, 2023 when it began the Offering. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

The Company is externally managed by DF Manager, LLC, (“Manager”), which is a subsidiary of the Company’s sponsor, DiversyFund, Inc. (“Sponsor”).

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents with original maturities of three months or less consist of demand deposits. Cash and cash equivalents are carried at a cost which approximates fair value. Cash and highly liquid financial instruments restricted to the or long-term purposes are excluded from this definition.

Restricted cash is subject to a legal or contractual restriction by third parties as well as a restriction as to withdrawal or use, including restrictions that require the funds to be used for a specified purpose and restrictions that limit the purpose for which the funds can be used. The Company considers cash pledged as collateral for investments in joint ventures to be restricted cash.

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to member’s equity upon the completion of an offering or to expense if the offering is not completed.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

Revenue Recognition

The Company recognizes revenue when it: (1) identifies the contract with a customer; (2) identifies the performance obligations in the contract; (3) determines the transaction price; (4) allocates the transaction price to performance obligations; and (5) recognizes revenue when (or as) the Company satisfies a performance obligation.

Purchase Accounting for Acquisitions of Real Estate

Effective July 5, 2022 (inception), the Company adopted the provisions of Accounting Standard Update 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio quarterly to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes for the year ended December 31, 2023. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. The Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2023.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive. As no potentially dilutive items exist and no membership units are outstanding as of December 31, 2023, the Company has not presented basic net loss per unit or diluted net loss per unit.

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Note 3 – Member’s Equity

The Company is managed by DF Manager, LLC, a related party. The Company has authorized 20,000,000 shares of LLC interests, consisting of 1,000,000 Common Shares and 19,000,000 Investor Shares. The Sponsor owns all of the Common Shares effective on July 5, 2022 (inception).

The Company may divide the Investor Shares into one or more classes and designate rights and privileges to share classes. The Company adopted an authorizing resolution designating 7,500,000 of its investor shares as Class A Investor Shares. Class A Investor Shares were designated certain rights and privileges, including: A) A policy on distributions of operating cash flows dictating that distributions to members are first to repay any member loans, second to holders of Class A Investor Shares until they have received their cumulative preferred returns of a non-compounded 7% annual return on unreturned investments, third to holders of Common Shares in an amount equal to the catchup return (as defined in the operating agreement, generally as the amount that bears the same proportion to the aggregate investor preferred return paid through such date as 35 bears to 65), and fourth 65% to Class A Investor Shares and 35% to Common Shares. B) A policy on distributions of net capital proceeds dictating that distributions to members are first to repay any member loans, second to holders of Class A Investor Shares until they have received their cumulative preferred returns of a non -compounded 7% annual return on unreturned investments, third to Class A Investor Shares until they have received full return of their allocated capital from the capital transactions, fourth to holders of Common Shares in an amount equal to the catchup return (as defined in the operating agreement, generally as the amount that bears the same proportion to the aggregate investor preferred return paid through such date as 35 bears to 65), fifth 65% to Class A Investor Shares and 35% to Common Shares until Class A Investor Shares have received their targeted internal rate of return of 12%, and sixth 50% to Class A Investor Shares and 50% to Common Shares. C) Class A Investor Shares may be withdrawn by holders with 90 days’ notice under certain terms defined in the Company’s operating agreement.

Investors do not have the right to cause the Company to re-purchase (redeem) their Class A Investor Shares.

No membership units have been issued and no capital has been contributed to the Company as of December 31, 2023.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Note 4 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2023, we were not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

Note 5 – Related Party Arrangements

DF Manager, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager will not be reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company will not reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will not reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company.

DiversyFund, Inc., Sponsor

The Sponsor will charge each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees). Where property is owned by an entity in which there is another financial partner–a joint venture–the Sponsor might be entitled to a similar acquisition fee to the extent negotiated with the financial partner in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total sale price.

The Sponsor is entitled to an Organization & Offering Expense Reimbursement for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the Offering. The Organization & Offering Expense Reimbursement may not exceed 10% of the capital raised from the sale of Class A Investor Shares.

The Sponsor will charge the Company an annual asset management fee equal to 2% of the capital raised from the sale of Class A Investor Shares. The Sponsor may, in its sole discretion, require the payment of the asset management fee up to five years in advance, which shall be non-refundable.

Related Party Payable

The above-mentioned Sponsor, DiversyFund, Inc., paid $20,000 for various offering costs on behalf of the Company. This amount is owed back to the Sponsor and will be repaid once the offering obtains sufficient liquidity.

Note 6 – Subsequent Events

Events that occur after the balance sheet date, but before the financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through May 3, 2024, the date the financial statements were available to be issued.

Exhibits

The following Exhibits are filed as part of this Annual Report:

Exhibit 1A-2A*	Certificate of Formation
Exhibit 1A-2B*	LLC Agreement – The agreement by and among the Company and its members captioned “Limited Liability Company Agreement” and dated July 5, 2022.
Exhibit 1A-2C*	Authorizing Resolution – The resolution adopted by the Manager creating the Class A Investor Shares.
Exhibit 1A-6A*	Investment Agreement – The agreement to be signed by each Investor to acquire a Class A Investor Shares.
Exhibit 1A-6B*	Management Agreement – The agreement captioned “Management Services Agreement” by and between the Company and the Manager dated June 20, 2023.

*	Previously filed and incorporated by reference.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

May 6, 2024	Value Add Growth REIT IV, LLC

	By:	DF Manager, LLC, as Manager

	By:	DiversyFund, Inc., as Manager

	By:	/s/ Craig Cecilio
Craig Cecilio, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Alan Lewis
Director and Chief Investment Officer of DiversyFund, Inc.

May 6, 2024

/s/ Craig Cecilio
Director and Chief Executive Officer of DiversyFund, Inc.

May 6, 2024